Exhibit 21.01

                         SUBSIDIARIES OF THE REGISTRANT

Advanced Information Systems
Edgewood Services, Inc.
Federated Administrative Services

Federated Administrative Services, Inc.
Federated Advisers
Federated Financial Services, Inc.
Federated Funding 1997-1, Inc.
Federated Global Research Corp.
Federated International Management Limited
Federated Investment Counseling
Federated Investors Building Corp.
Federated Investors Management Company
Federated Investors Trust Company
Federated Management
Federated Research

Federated Research Corp.
Federated Securities Corp.
Federated Services Company

Federated Shareholder Services Co.
FFSI Insurance Agency, Inc.

FII Holdings, Inc.
FS Holdings, Inc.

Passport Research Limited
Retirement Plan Services Company of America